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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*


                            SILICON VALLEY BANCSHARES

                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE

                         (Title of Class of Securities)


                                   827064 10 6

                                 (CUSIP Number)



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Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

CUSIP No. 827064 10 6            13G              Page 2 of 5 Pages

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 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         H.A. Schupf & Co., Inc.;  13-3523794
--------------------------------------------------------------------
 2    CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                          (a)______
                                                          (b)______
--------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------
                      5   SOLE VOTING POWER

                                   28,700 shares
                     -----------------------------------------------
     NUMBER OF        6   SHARED VOTING POWER
       SHARES
    BENEFICIALLY                   - 0 -
      OWNED BY
                     -----------------------------------------------
        EACH          7   SOLE DISPOSITIVE POWER
       PERSON
        WITH                       421,370 shares
                     -----------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                                   - 0 -
--------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         421,370 shares
--------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                        / /
--------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.2%
--------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
         IA
--------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13G
                                 Amendment No. 5



Item 1.
           (a)   Name of Issuer
                     Silicon Valley Bancshares

           (b)   Address of Issuer's Principal Executive Offices
                     3003 Tasman Drive
                     Santa Clara, California 95054


Item 2.
           (a)   Name of Person Filing
                     H.A. Schupf & Co., Inc.

           (b)   Address of Principal Business Office
                     101 East 52nd Street
                     New York, New York 10022

           (c)   Citizenship
                     New York

           (d)   Title of Class of Securities
                     Common Stock, no par value

           (e)   CUSIP Number
                     827064 10 6

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

           (a) ( ) Broker or Dealer registered under Section 15 of the Act
           (b)   ( ) Bank as defined in Section 3(a)(6) of the Act
           (c)   ( ) Insurance Company as defined in Section
                     3(a)(19) of the Act
           (d) ( ) Investment Company registered under Section 8 of the Investment Company Act
           (e)   (x) Investment Adviser registered under Section
                     203 of the Investment Advisers Act of 1940
           (f) ( ) Employee Benefit Plan, Pension Fund which is subject to provisions of Employee Retirement
                     Income Security Act of 1974 or Endowment
                     Fund; see [Section] 240.13d-1(b)(1)(ii)(F)
           (g)   ( ) Parent Holding Company in accordance with
                     [Section] 240.13d-1(b)(ii)(G)
           (h)   ( ) Group, in accordance with [Section] 240.13d-1(b)(1)(ii)(H).


                               Page 3 of 5 Pages

                                  SCHEDULE 13G
                                 AMENDMENT NO. 5


Item 4.     Ownership

           (a)   Amount beneficially owned:  421,370 shares

           (b)   Percent of class:  4.2%

           (c) Number of shares as to which filing person has:

                 (i)       Sole power to vote or to direct the vote
                                  28,700 shares

                 (ii)      Shared power to vote or to direct the
                           vote
                                  - 0 -

                 (iii)     Sole power to dispose or to direct the
                           disposition of
                                  421,370 shares

                 (iv)      Shared power to dispose or to direct
                           the disposition of
                                  - 0 -

Item 5.     Ownership of Five Percent or Less of a Class

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.     Ownership of More than Five Percent on Behalf of
            Another Person

                Not applicable

Item 7.     Identification and Classification of the Subsidiary
            Which Acquired the Security Being Reported on By the
            Parent Holding Company

                Not applicable

Item 8.     Identification and Classification of Members of a Group

                Not applicable

Item 9.     Notice of Dissolution of Group

                Not applicable


                               Page 4 of 5 Pages

                                  SCHEDULE 13G
                                 AMENDMENT NO. 5


Item 10.    Certification

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                         January 16, 1998
                                ----------------------------------
                                               Date




                                        /s/ H. Axel Schupf
                                ----------------------------------
                                             Signature



                                     H. Axel Schupf, President
                                ----------------------------------
                                            Name/Title














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